Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Form 10-K of Warren Resources, Inc. to be filed on or about March 17, 2016, as well as in the Notes to the Consolidated Financial Statements included in such Form 10-K, of our summary reports dated February 5, 2016, February 18, 2015, and February 21, 2014, to the interest of Warren Resources, Inc. and its subsidiaries, relating to the estimated quantities of proved reserves of oil and gas and present values thereof, included in the annual reports on Form 10-K of Warren Resources, Inc. for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, respectively. We further consent to the inclusion of our summary report dated February 5, 2016, as an Exhibit to Warren Resources, Inc.’s annual reports on Form 10-K for the year ended December 31, 2015. We also consent to the incorporation by reference of said reports in the Registration Statement of Warren Resources, Inc. on Form S-8 (File No. 333-207927).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 17, 2016

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